TRANSAMERICA ETF TRUST

PLAN OF DISTRIBUTION PURSUANT TO

RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

July 31, 2017

WHEREAS, Transamerica ETF Trust, a Delaware statutory trust (“Trust”), is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment management company, and offers for public sale shares of beneficial interest; and

WHEREAS, the Trust wishes to adopt a Plan of Distribution (“Plan”) pursuant to Rule 12b-1 under the 1940 Act for each series of the Trust (each a “Fund” and collectively, the “Funds”) listed on Schedule A hereto.

WHEREAS, the Trust has entered into a Distribution Agreement with Foreside Fund Services, LLC (the Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of aggregations of Fund shares as described in the Funds’ registration statement (“Creation Units”).

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act with respect to the Funds.

Section 1. Annual Fee.

(a) Service and Distribution Fee. Each Fund may pay to the Distributor, one or more other principal underwriters, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of the Funds (each of the foregoing a “Servicing Party”) a service and distribution fee, provided that the aggregate amount of all such payments with respect to the Fund does not exceed an amount calculated at the annual rate set forth in Schedule A for the Fund.

(b) Payment of Fees. The service and distribution fee (the “Service Fees”) described above will be calculated daily and paid monthly by each Fund as provided in Schedule A.

The Trust is authorized to engage in the activities listed herein either directly or through other entities.

Section 2. Expenses Covered by the Plan.

With respect to the fees payable by each Fund, the Service Fees for the Fund may be used by a Servicing Party for expenses related to the Fund, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) advertising expenses and costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party, including but not limited to, office space and equipment, and communication facilities; (d) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, salary, commissions

(including trail or maintenance commissions calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the Servicing Party), travel and related expenses of sales employees or agents of a Servicing Party, and expenses of the following: answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; provided, however, that (i) the Service Fee for a particular Fund that may be used by the Servicing Party to cover expenses primarily intended to result in the sale of shares or Creation Units of that Fund, including, without limitation, payments to the Servicing Party and other persons as compensation for the sale of the shares or Creation Units (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Financial Industry Regulatory Authority (“FINRA”) Rule 2341 or any successor rule, in each case as amended or interpreted by the FINRA (“Rule 2341”), and (ii) the Service Fee for a particular Fund that may be used by the Servicing Party to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2341.

The Servicing Party may retain any portions of the Service Fees in excess of its expenses incurred.

It is recognized that a Fund’s investment manager, principal underwriter, a Servicing Party, sub-adviser or an affiliate of the foregoing may use its management or sub-advisory fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by a Fund to its manager or any affiliate thereof should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1.

It is further recognized that a Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and may make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3. Sales Charges

It is understood that an initial sales charge may be paid by investors who purchase Fund shares, and the Fund may pay to the Servicing Party, or the Fund may permit such persons to retain, as the case may be, such sales charge as fully or partial compensation for their services in connection with the sale of Fund shares. It is also understood that a Fund or the Servicing Party may impose certain deferred sales charges in connection with the repurchase of such Fund shares, and the Fund may pay to a Servicing Party, or the Fund may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.

Section 4. Approval by Shareholders.

The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to a Fund until the Plan has been approved by the initial shareholder of that Fund.

Section 5. Approval by Trustees.

Neither the Plan nor any related agreements will take effect, with respect to a Fund, until approved by a majority vote of both (a) the Board of Trustees (“Board”) and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 6. Continuance of the Plan.

The Plan shall continue in effect with respect to a Fund for so long as such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees in accordance with Section 5.

Section 7. Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or (ii) by a majority vote of the Qualified Trustees.

Section 8. Amendments.

The Plan may not be amended with respect to a Fund so as to increase materially the amount to be spent for distribution, unless such amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board in the manner described in Section 5.

Section 9. Selection of Certain Trustees.

While the Plan is in effect, the Trust shall comply with Rule 12b-1(c).

Section 10. Written Reports.

In each year during which the Plan remains in effect, the officers of the Fund will prepare and furnish to the Trust’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 11. Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

Section 12. Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission, or as interpreted by the Commission.

Section 13. Limitation of Liability.

Notice is hereby given that this Plan has been adopted on behalf of the Fund by the Trustees of the Trust in their capacity as Trustees of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

Section 14. Severability.

The provisions of the Plan are severable for each Fund covered by this Plan, and actions taken with respect to a Plan in conformity with the Rule will be taken separately for each such Fund.

Section 15. Governing Law.

This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware and the applicable provisions of the 1940 Act.

SCHEDULE A

12B-1 PLAN OF DISTRIBUTION

The following Funds are offered effective as of July 31, 2017:

DeltaShares S&P 500 Managed Risk ETF

DeltaShares S&P 400 Managed Risk ETF

DeltaShares S&P 600 Managed Risk ETF

DeltaShares S&P International Managed Risk ETF

DeltaShares S&P Emerging Plus & Managed Risk ETF

Each Fund is authorized to pay to Servicing Party annual distribution and services fees of up to 0.25% of average daily net assets of the Fund’s shares as compensation for Servicing Party’s services to the Fund.

Each Fund may pay a distribution and service fee to Servicing Party at a lesser rate than the fees specified in Section 1 of this Plan as agreed upon by the Trust and Servicing Party and as approved in the manner specified in Section 5 of this Plan.